For the fiscal year ended (a) December 31, 1996
File number: 811-2992

SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


A Special Meeting of Shareholders was held on October 30, 1996. At such meeting the shareholders approved the following proposals:


a) Approval of the election of Edward D. Beach, Eugene C. Dorsey, Delayne D. Gold, Robert F. Gunia, Harry A. Jacobs, Jr., Donald D. Lennox, Mendel A. Melzer, Thomas T. Mooney, Thomas H. O'Brien, Richard A. Redeker, Nancy H. Teeters, and Louis A. Weil as Directors of the Fund each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or
(ii) their terms expire in accordance with the Fund's retirement policy.

b) Approval of an amendment of the Fund's fundamental investment restriction regarding investment in shares of other investment companies which would allow the Fund to invest up to 10% of its total assets in shares of other companies.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
19,832,903
1,251,969
1,321,190

c) Approval of an amendment of the Fund's investment restriction to permit an increase in the borrowing capabilities of the Fund which would allow the Fund to borrow up 33 1/3% of the value of its total assets.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
19,066,451
1,978,982
1,360,629

d) Approval of an amendment of the Fund's investment restriction to permit the Fund to use futures contracts and options thereon.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
18,914,088
2,036,911
1,455,063





e) Approval of the elimination of the Fund's investment restriction relating to the purchase of puts and calls.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
18,857,883
1,991,110
1,557,069

f) Approval of the elimination of the Fund's investment restriction limiting investment to only those securities described in the investment objectives and policies section of the prospectus and statement of additional information.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
19,652,582
1,404,919
1,348,561

g) Approval of an amendment to the Fund's investment restriction regarding the making of loans.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
19,140,722
1,832,406
1,432,934

h) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

Affirmative
Negative
votes   cast                                                   votes
cast                                                  Abstain
21,052,350                                                   367,446
1,050,374